Exhibit 10.1

AMENDMENT NO. 4 TO PROMISSORY NOTE

This Amendment No. 4 (this “Amendment”) to the promissory note, effective October 1, 2020, is by and between Verus International, Inc., a Delaware corporation (the “Company”) and Donald P. Monaco Insurance Trust (the “Holder”).

RECITALS

WHEREAS, the Company issued the Holder a promissory note dated January 26, 2018 in the original principal amount of $530,000, as amended, as attached hereto as Exhibit A (the “Note”);

WHEREAS, the Company and Holder desire to amend the timing of payments of principal and interest.

WHEREAS, the Company and Holder agree that so long as the principal and interest payment schedule, as amended by this Agreement, is satisfied by the Company, the Company will not be in default pursuant to the payment of principal and interest of the Note.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Principal and Interest. The existing language of paragraph 1 (a) – Principal and Interest, shall be amended and restated in its entirety as follows:

“The unpaid principal of this Note, and all accrued but unpaid interest thereon, as of the date of this Amendment is $657,259.76, and shall accrue interest at a rate per annum of 18% until paid in full.

Payments toward the unpaid principal of this Note, and all accrued but unpaid interest will be made by the Company to the Holder upon 1) each future capital raise and 2) future loan proceeds received by the Company, and such amount paid by the Company to the Holder will equal 20% of the gross capital raise amount and net loan amount received by the Company. Each payment due to the Holder will be made and completed by the Company within twenty-four (24) hours of receipt of such capital raise proceeds and loan proceeds received by the Company.

The initial payment by the Company to the Holder from capital raise proceeds will be made within 30 days of effectiveness of a registration statement under Form S-1, which the Company will file with the U.S. Securities and Exchange Commission immediately upon completion of its reverse stock split announced on October 13, 2020. Subsequent payments by the Company to the Holder will be made as the Company raises additional capital. Any payment by the Company to the Holder from loan proceeds will be made upon the Company’s receipt of such loan proceeds. Commencing the month the initial payment is completed, each aggregate monthly amount paid by the Company to the Holder will be the greater of 1) 20% of the gross capital raise amount and net loan amount received by the Company or 2) fifty-thousand dollars ($50,000).

If the unpaid principal of this Note, and all accrued but unpaid interest thereon, is not paid in full by the last business day of the sixth month following the month the initial payment is completed, then Company shall pay the Holder a twenty-five thousand dollars ($25,000) late payment penalty which is due the first business day of the seventh month following the month the initial payment is completed.

The Company may request consent from Holder to exclude from the 20% of the gross capital raise or loan proceed amount payment obligation certain future capital raises or loans specifically intended to restructure or repay other current debt obligations and such consent shall not be unreasonably withheld.”

2.	Status of Default. The existing language of paragraph 2 – Status of Default, within Amendment No. 3, shall be amended and restated in its entirety as follows:

“The Company and Holder acknowledge and agree that so long as the provisions of paragraph 1 (a) – Principal and Interest, as amended by this Agreement, are satisfied by the Company, the Company will not be in default pursuant to the payment of principal and interest of the Note. For the sake of clarity, the Company shall be in default pursuant to the payment of principal and interest of the Note if any payment is less than the amount due or any payment is not paid to Holder pursuant to paragraph 1 (f) – Manner and Application of Payments.”

3.	Amendment to Manner and Application of Payments. The existing language of paragraph 1 (f) – Manner and Application of Payments, shall be amended and restated in its entirety as follows:

“All payments and prepayments by the Company on account of principal or interest hereunder shall be made in immediately available funds. All such payments shall be made to Holder at the address set forth above, or wire transferred to a bank account specified by Holder if Holder so requests, no later than twenty-four (24) hours after receipt of such capital raise and loan proceeds received by the Company and upon the occurrence of the late payment penalty. If any payment is scheduled to become due and payable on a day that is not a business day, such payment shall instead become due and payable on the immediately following business day and interest on the principal portion of such payment shall be payable at the then applicable rate during such extension. All payments made on this Note shall be applied first to accrued interest and then to principal.”

4.	Miscellaneous. Except as expressly modified by this Amendment, all terms, conditions and provisions of the Note shall continue in full force and effect as set forth therein. Each party represents and warrants to the other party that this Amendment has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement with respect to the subject matter contained herein. Each party agrees that the Note, as amended by this Amendment, constitutes the complete and exclusive statement of the agreement between the parties, and supersedes all prior proposals and understandings, oral and written, relating to the subject matter contained herein. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executive (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

IN WITNESS HEREOF, the parties hereto have executed this Amendment as of the date first written above.

VERUS INTERNATIONAL, INC.

By:	Anshu Bhatnagar
Title:	Chief Executive Officer

HOLDER

DONALD P. MONACO INSURANCE TRUST

By:	Donald P. Monaco
Title:	Trustee

EXHIBIT A

NOTE

See attached.